EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact::	Rosanne Palacios	Judy Wawroski
	Vice President of Marketing	Vice President
	International Bancshares Corporation	International Bancshares Corporation
	(956) 726-6636 (Laredo)	(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES
25% STOCK DIVIDEND

(April 9, 2003) LAREDO, TX - International Bancshares Corporation (IBC) today announced that on April 3, 2003, the Board of Directors approved a 25% stock split-up effected through a stock dividend to all holders of record of common stock, $1.00 par value, on May 19, 2003. “The Board of Directors believes that these dividends will add value to your shares and provide an additional incentive for shareholders to hold the stock of IBC,” said Dennis E. Nixon, Chairman of the Board and Chief Executive Officer.

On February 27, 2003, IBC announced a cash dividend on its outstanding shares of common stock of 43 cents per share for shareholders of record as of March 31, 2003, payable on April 15, 2003, which represents a 16% increase from the October 15, 2002 cash dividend.

On February 25, 2003, IBC reported strong fourth quarter net income of $28.0 million or 87 cents diluted earnings per share compared to $20.4 million or 61 cents diluted earnings per share representing a 42.6% increase in diluted earnings per share, after stock dividends, and a 37.3% increase in net income over the corresponding period in 2001.  IBC also achieved a new milestone in total net income of $100.6 million, after the cumulative effect of a change in accounting principles arising from the implementation of SFAS 142, for the year ended December 31, 2002, or $3.08 diluted earnings per share versus $83.3 million for the year ended December 31, 2001, or $2.47 diluted earnings per share taking into consideration the effect of the 25% stock dividend paid on May 20, 2002.  These very positive numbers represent a 25% increase in diluted earnings per share and a 20.7% increase in net income over 2001.  “This new milestone in earnings sets IBC apart from its competitors and demonstrates management’s commitment to superior earnings” said Nixon.

IBC (Nasdaq:: IBOC – News) is a $6.5 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 95 facilities and more than 190 ATMs serving 35 communities, including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others in the central, southern and Gulf Coast regions of Texas.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:  The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or on IBC’s internet website located at www.ibc.com.